                                                Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS RECORD $0.43 DILUTED EARNINGS PER SHARE,
UP 34% FOR FISCAL 2009 THIRD QUARTER

- Record Quarterly EPS Driven by Record Third Quarter Revenue of $181 Million and Achievement of 21% Operating Margin -

- Company Raises Annual Operating Margin Guidance to 18.5%-to-19% and Expects Sequential 8%-to-12% Growth in Fiscal Fourth Revenue to $195-to-$203 Million -

Waukegan, Illinois, April 21, 2009 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and marketing of gaming machines to the global gaming industry, today reported financial results for its fiscal 2009 third quarter ended March 31, 2009.

Fiscal 2009 Third Quarter Highlights:
•	Total revenues increased to a fiscal third quarter record $180.8 million
•	Average installed participation footprint grew 10% to 9,785 gaming machines and the installed base increased 160 units to 9,901 gaming machines at March 31, 2009 from 9,741 units at December 31, 2008
•	Average daily revenue rose 10% to a quarterly record $70.37 per participation unit
•	Product sales revenues totaled $114.0 million, as average selling price improved 18% to a record $14,854 on 6,431 new units shipped, with Bluebird2 units accounting for 47% of global unit shipments
•
Total gross profit grew 16% to a record $117.3 million as gross margin increased 620 basis points to an all-time quarterly record 64.9%, including a 520 basis point improvement in product sales gross margin to a record 53.2%

•	Operating margin rose to 21.1%, up 400 basis points from 17.1%, while operating income grew 29% to a quarterly record $38.2 million
•	Net income increased to a quarterly record $24.4 million or $0.43 per diluted share, a 34% increase in fully diluted EPS on a 5% increase in total revenues

“WMS’ 17th consecutive quarter of double-digit year-over-year earnings growth reflects our company-wide focus on product innovation and operational excellence, which generated yet again another quarter of revenue growth and margin expansion,” said Brian R. Gamache, Chairman and Chief Executive Officer.  “With the broad, balanced product and operational success being achieved in fiscal 2009, we are well positioned for continued top and bottom line growth in fiscal 2010 and beyond.”

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009                                                 page 2

“Our operating execution is outpacing the challenging environment and is driven by the consistency of our high-return, high-earning games that are embraced by players and our casino customers worldwide,” Gamache continued.  “These factors combined with our emphasis on continuous improvement resulted in a 21% operating margin and a quarterly record $38.2 million in operating income, which further bolstered our strong balance sheet.”

“The Company’s consistent operating momentum and solid cash flow over the last several years enables us to continue to manage our investments in high-return initiatives, including self-funding the development of unique, technology-enabled gaming experiences to further our market penetration.  We are directly focused on the macro-economic climate and our ability to deliver high-revenue generating products to our customers provides a clear competitive advantage in any economic environment.  Reflecting our continued innovation, product differentiation and clear operating momentum, WMS is targeting revenue growth in Fiscal 2010 similar to Fiscal 2009, which will lead to further earnings growth based on the significant leverage we are realizing from improved operating margins.”

Third Quarter Financial Review

Fiscal 2009 third quarter net income rose 30% to a quarterly record $24.4 million, or $0.43 per diluted share, as total revenues increased to $180.8 million for the quarter ended March 31, 2009, compared to total revenue of $172.8 million and net income of $18.8 million in the March 31, 2008 quarter.  The following table summarizes key components related to revenue generation for the three and nine months ended March 31, 2009 and 2008 (in millions, except unit, per unit and per day data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Product Sales Revenues:
New unit sales revenues	$95.5	$98.0	$271.6	$250.5
Other product sales revenues	18.5	15.6	44.6	48.7
Total product sales revenues	$114.0	$113.6	$316.2	$299.2

New units sold	6,431	7,793	19,441	19,751
Average sales price per new unit	$14,854	$12,579	$13,972	$12,681

Gross profit on product sales revenues (1)	$60.6	$54.5	$162.1	$143.4
Gross margin on product sales revenues (1)	53.2%	48.0%	51.3%	47.9%

(1) As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

Financial Table continued on next page

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009	page 3

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Gaming Operations Revenues:
Participation revenues	$62.0	$52.0	$179.5	$147.1
Other gaming operations revenues	4.8	7.2	14.9	18.2
Total gaming operations revenues	$66.8	$59.2	$194.4	$165.3

WAP games at period end	2,137	1,765	2,137	1,765
LAP games at period end	2,369	2,182	2,369	2,182
Stand-alone games at period end	5,395	5,080	5,395	5,080
Total installed participation base at period end	9,901	9,027	9,901	9,027

Average participation installed base	9,785	8,897	9,554	8,671
Average revenue per day per participation machine	$70.37	$64.25	$68.57	$61.68

Installed casino-owned daily fee games at period end	666	817	666	817
Average casino-owned daily fee games installed base	771	792	802	763

Gross profit on gaming operations revenues (1)	$56.7	$46.9	$160.4	$131.1
Gross margin on gaming operations revenues (1)	84.9%	79.2%	82.5%	79.3%

Total revenues	$180.8	$172.8	$510.6	$464.5
Total gross profit (1)	$117.3	$101.4	$322.5	$274.5
Total gross margin (1)	64.9%	58.7%	63.2%	59.1%
(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

Product sales revenues were $114.0 million for the three months ended March 31, 2009 compared with $113.6 million in the year-ago period, while gross profit on product sales revenues increased 11% to $60.6 million.  New unit sales revenues for the March 2009 quarter were $95.5 million, reflecting an 18% increase in average selling price to a record $14,854 largely due to the favorable product mix driven by the sale of more than 3,000 premium Bluebird2 networked gaming ready units, which represented 47% of total global new unit sales.  The year-over-year unit volume decline primarily reflects the sale of more than 1,000 units in the year-ago period to Native American casinos in California following the passage of a voter referendum, as well as the higher mix of Bluebird2 units, which results in lower unit sales as customers trade up to the premium Bluebird2 units within the constraints of limited budgets.  International shipments in the March 2009 quarter totaled 2,459 units or 38% of total units shipped globally compared with 37% of total shipments in the March 2008 quarter.

Other product revenues, largely comprising sales of game conversion kits, parts and used games, increased 19% on a year-over-year basis to $18.5 million in the March 2009 quarter.  Just over 2,700 conversion kits were sold during the March 2009 quarter, highlighting the strong customer demand for WMS’ high-earning game content.  This compares with slightly less than 2,300 conversion kits sold in the year-ago period.  Additionally, approximately 1,400 used gaming machines were sold in the March 2009 quarter compared with approximately 1,200 used units in the year-ago quarter.

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009	page 4

Gaming operations revenues grew 13% to a record $66.8 million in the March 2009 quarter compared with $59.2 million in the year-ago period, principally reflecting a 10% increase in the average installed base to 9,785 participation units and a 10% increase in the participation revenue per day to $70.37, which were partially offset by a $2.4 million decline in other gaming operations revenues due to lower royalty revenues.  Gross profit on gaming operations revenues increased 21% in the March 2009 quarter to $56.7 million.  The total installed base of participation games grew to 9,901 units at March 31, 2009, a quarterly sequential increase of 2%, or 160 units, since December 31, 2008.  The installed base for wide-area progressive (WAP) units continued to grow both on a quarterly sequential and year-over-year basis and totaled 2,137 gaming machines or approximately 22% of the total installed base at March 31, 2009.  Ongoing success with differentiated games on WMS’ Sensory Immersion and Transmissive Reels® gaming platforms, including two new Transmissive Reels versions of The Wizard of Oz™ games as well as new Monopoly™ games, continued to drive both strong play levels and incremental unit placements of WAP products.  Similarly, the continued introduction of innovative new games on our Community Gaming® platform, including the unique Powerball® Power Seat™ game and our innovative Adaptive Gaming® platform, featuring the Star Trek™ series of games, is driving further year-over-year increases in the installed base of stand-alone participation units.

Mr. Gamache added, “By creating a broad variety of exciting, player-appealing games based on innovative technology platforms and products such as our Bluebird2 cabinet, WMS is successfully driving revenue growth at a time when industry-wide new and replacement unit demand remains at low levels.  Despite this environment, customers are finding ways to add ‘must have’ products to their casino floors and the growth we are achieving in our participation footprint, the record revenue per day for these gaming machines and the high level of customer demand for our premium Bluebird2 games are all examples and clear indicators of how we continue to drive revenue growth through superior new product introductions.”

Total gross profit, as used herein not including depreciation and distribution expenses, increased 16% to $117.3 million for the March 2009 quarter from $101.4 million in the prior year, and total gross margin improved by 620 basis points to 64.9%.  The gross profit margin on product sales revenues increased 520 basis points to 53.2% compared with 48.0% in the year-ago period.  The increase primarily reflects further operating improvements achieved from our lean sigma and strategic sourcing initiatives, as well as growing sales of our new, premium Bluebird2 gaming machines.  Gross margin from gaming operations increased to 84.9% in the March 2009 quarter, reflecting the increase in participation revenue per day and favorable WAP jackpot expense experience, compared with 79.2% in the prior year period and 81.7% in the December 2008 quarter.  Our gross margins may not be comparable with other companies as our costs of distribution, which was $5.6 million in the March 2009 quarter and $5.2 million in the March 2008 quarter, are included in selling and administrative expenses consistent with prior quarters.

Research and development expenses for the March 2009 quarter were slightly lower on a quarterly sequential basis from the December 2008 quarter and declined to 13.7% of total revenues.  The Company incurred $24.8 million for research and development expenses in the March 2009 quarter, reflecting higher year-over-year spending for expanded new product development initiatives, principally innovative new customer solutions comprising systems and applications for networked gaming, which we expect to begin commercializing in fiscal 2010.

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009	page 5

Selling and administrative expenses were up 2% on a quarterly sequential basis at $37.0 million, or 20.5% of total revenues, in the March 2009 quarter and were up 9%, or $3.0 million, over the prior year quarter.  The year-over-year increase principally reflects higher payroll-related costs associated with WMS’ global growth, including higher performance-based incentives due to the improved operating performance, as well as higher year-over-year legal expenses associated with litigation on pending insurance claims related to Hurricane Katrina.

Depreciation expense for the March 2009 quarter was $17.3 million, a decrease of 5% or $1.0 million compared with the year-ago quarter despite the 10% year-over-year increase in the average number of participation gaming machines in our growing gaming operations business.  Further capital efficiencies being achieved in the gaming operations business related to the rollout of new participation games and increased longevity of gaming machine placements are contributing to the decline in depreciation expense relative to total revenues.

Cash flow provided by operating activities rose 4% for the nine months ended March 31, 2009 to $131.2 million.  The nine-month increase reflects the year-over-year growth in net income, non-cash charges and a favorable change in deferred income taxes partially offset by the change in operating assets and liabilities.

Included in the change in operating asset and liabilities, as reflected in the comparison on the balance sheet from June 30, 2008, is a $14.3 million or 24% decrease in inventory, despite the growth achieved in total revenues.  This improvement is particularly noteworthy in light of the launch of the new Bluebird2 platform, which incorporates a new component-parts supply chain.  This improvement was more than offset by the impact of higher receivables associated with longer-term financing options granted to select customers during the March 2009 quarter which combined with a greater percentage of new unit sales being shipped in the month of March resulted in accounts and notes receivable increasing by $37.0 million from December 31, 2008.

Net cash used in investing activities for the first nine months of fiscal 2009 increased 8% year over year, primarily reflecting an increase in capital expenditures for property, plant and equipment, including approximately $5 million for the purchase of property adjacent to our Chicago Tech campus to secure our footprint in anticipation of future growth and $7 million on the acquisition and licensing of gaming systems software to be commercialized in the future.  Capital deployed for additions to gaming operations equipment was essentially flat year over year in spite of the incremental increase in the installed base of participation gaming machines.  Overall, meaningful improvement has been made in our ability to more effectively manage the capital deployed for additions to our gaming operations equipment.  Adjusted EBITDA for the fiscal third quarter rose 12% year over year to $66.2 million.

During the March 2009 quarter, WMS repurchased more than 569,000 shares of its common stock at an average price of $17.57 for a total consideration of $10 million.  The Company has approximately $75 million remaining under its existing share repurchase authorization.

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009                                                 page 6

In aggregate, total cash, cash equivalents and restricted cash increased to $122.9 million at March 31, 2009 compared with $119.6 million at June 30, 2008.

Fiscal 2009 Fourth Quarter Outlook

Reflecting the ongoing strength in its gaming operations business and the customer demand for new products, WMS today said that it expects total revenues for its fiscal 2009 fourth quarter to grow 8%-to-12% on a quarterly sequential basis to a range of $195 million to $203 million, resulting in annual revenue growth of 9%-to-10% over fiscal 2008.  This would place annual revenues within or just below the guidance range provided in August 2008 at the beginning of the fiscal year which expected 10%-to-12% annual growth.  Additionally, the Company today announced that with a year-to-date operating margin of 18.2% and continued momentum in operating execution, it now expects to exceed the high end of its fiscal 2009 annual operating margin guidance of 18.0%-to-18.5% and has raised its guidance for this metric to 18.5%-to-19%.  The improved operating margin primarily reflects the benefits being realized from ongoing continuous improvement initiatives balanced by the Company’s continued focus on R&D initiatives.

WMS’ ongoing emphasis on developing innovative new products and high-value customer solutions is also expected to lead to further revenue growth in fiscal 2010.  Consistent with its past practice, the Company plans to initiate its guidance for revenue and certain other key operating metrics for fiscal 2010 at the time it reports its financial results for the fiscal 2009 fourth quarter in early August 2009.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

Gamache concluded, “With industry leading innovation, disciplined operational execution and fiscally prudent management, we are able to achieve record financial performance despite the challenging economy.  Strong, ongoing operational improvements have elevated our flexibility and are enabling us to proactively collaborate with qualified customers to place high-earning products on their casino floors.  Our key operating priorities have and will continue to guide WMS and its operating teams toward further revenue, earnings and cash flow growth during the remainder of fiscal 2009 and beyond, while strengthening our high-quality balance sheet.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Tuesday, April 21, 2009.  The conference call numbers are 212/231-2921.  To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”).  Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

Monopoly is a trademark of Hasbro. Used with permission.  © 2009 Hasbro. All rights reserved.

Powerball is a registered trademark of the Multi-State Lottery Association.  © 2009 Multi-State Lottery Association. All rights reserved.

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009                                                 page 7

Star Trek™ & © 2009 CBS Studios Inc.  All rights reserved.  Star Trek and related marks are trademarks of CBS Studios Inc.

The Wizard of Oz and all related characters and elements are trademarks of and © Turner Entertainment Co.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,”  “likely,” “believe,” “estimate,” “project,” and “intend,” among others.  These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) an adverse impact on play levels of our participation games by casino patrons, a reduction in capital spending or payments by casino customers, or other adverse financial impacts, associated with the substantial economic weakness and uncertainty that adversely affects our customers' and our businesses; (6) cancellation or modification by customers of new gaming machine or participation orders; (7) a software anomaly or fraudulent manipulation of our gaming machines and software; (8) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (9) an  infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2008 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.
CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com
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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009	page 8

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended March 31, 2009 and 2008
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
REVENUES:	2009	2008	2009	2008
Product sales	$114.0	$113.6	$316.2	$299.2
Gaming operations	66.8	59.2	194.4	165.3
Total revenues	180.8	172.8	510.6	464.5
COSTS AND EXPENSES:
Cost of product sales (1)	53.4	59.1	154.1	155.8
Cost of gaming operations (1)	10.1	12.3	34.0	34.2
Research and development	24.8	19.5	72.7	53.8
Selling and administrative	37.0	34.0	105.6	95.9
Depreciation (1)	17.3	18.3	51.4	54.3
Total costs and expenses	142.6	143.2	417.8	394.0
OPERATING INCOME	38.2	29.6	92.8	70.5
Interest expense	(0.9)	(1.1)	(3.1)	(3.1)
Interest income and other, net	0.6	1.3	6.5	3.8
Income before income taxes	37.9	29.8	96.2	71.2
Provision for income taxes	13.5	11.0	32.4	25.3
NET INCOME	$24.4	$18.8	$63.8	$45.9
Earnings per share:
Basic	$0.50	$0.37	$1.29	$0.92
Diluted	$0.43	$0.32	$1.10	$0.78
Weighted-average common shares:
Basic common stock outstanding	48.8	50.5	49.3	50.1
Diluted common stock and common stock equivalents	58.2	60.9	59.1	60.6

( (1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.1	$0.9	$3.0	$2.6
Cost of gaming operations	$13.0	$15.1	$39.5	$45.2

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009	page 9

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2009 and June 30, 2008
(in millions of U.S. dollars and millions of shares)

	March 31, 2009	June 30, 2008
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$104.2	$100.8
Restricted cash and cash equivalents	18.7	18.8
Total cash, cash equivalents and restricted cash	122.9	119.6
Accounts receivable, net of allowances of $4.0 and $3.0, respectively	99.4	131.8
Notes receivable, current portion	90.0	66.7
Inventories	45.6	59.9
Deferred income tax assets	8.8	7.3
Other current assets	32.6	28.0
Total current assets	399.3	413.3

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $201.3 and $169.9, respectively	70.6	75.4
Property, plant and equipment, net of accumulated depreciation of $72.3 and $72.2, respectively	150.6	125.7
Intangible assets	99.4	106.3
Deferred income tax assets	30.1	34.9
Other assets	37.0	17.1
Total non-current assets	387.7	359.4
TOTAL ASSETS	$787.0	$772.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$40.8	$47.0
Accrued compensation and related benefits	20.4	22.6
Other accrued liabilities	30.7	47.0
Total current liabilities	91.9	116.6

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	21.3	16.2
Long-term debt	115.0	115.0
Other non-current liabilities	15.4	14.1
Total non-current liabilities	151.7	145.3
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 51.0 and 51.0 shares issued, respectively)	25.5	25.5
Additional paid-in capital	307.9	298.1
Retained earnings	267.7	203.9
Accumulated other comprehensive income	(1.5)	8.1
Treasury stock, at cost (2.2 and 0.8 shares, respectively)	(56.2)	(24.8)
Total stockholders’ equity	543.4	510.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$787.0	$772.7

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009	page 10

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended March 31, 2009 and 2008
 (in millions of U.S. dollars)
(unaudited)

	Nine Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$63.8	$45.9
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	51.4	54.3
Amortization of intangible and other assets	14.4	13.7
Share-based compensation	12.7	11.5
Other non-cash items	16.5	9.2
Deferred income taxes	8.4	(3.3)
Change in operating assets and liabilities, net of business acquisitions	(36.0)	(4.9)
Net cash provided by operating activities	131.2	126.4

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(36.6)	(37.8)
Purchase of property, plant and equipment	(41.1)	(30.8)
Investment and advances in royalties, licensed technologies, patents and trademarks, net of business acquisitions	(9.3)	(11.1)
Other	–	(0.9)
Net cash used in investing activities	(87.0)	(80.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(40.5)	(15.0)
Proceeds from borrowings under revolving credit facility	50.0	–
Repayment of borrowings under revolving credit facility	(50.0)	–
Cash received on exercise of stock options	0.9	14.3
Tax benefit from exercise of stock options	0.3	11.7
Net cash (used in) provided by financing activities	(39.3)	11.0
Effect of Exchange Rates on Cash	(1.5)	(0.1)

INCREASE IN CASH AND CASH EQUIVALENTS	3.4	56.7
CASH AND CASH EQUIVALENTS, beginning of period	100.8	37.2
CASH AND CASH EQUIVALENTS, end of period	$104.2	$93.9

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WMS Industries Reports Fiscal Third Quarter Results, 4/21/2009	page 11

WMS INDUSTRIES INC.
Supplemental Data – Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

Net income	$24.4	$18.8	$63.8	$45.9
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.6	1.5	1.6
Diluted earnings (numerator)	$24.9	$19.4	$65.3	$47.5

Basic weighted average common shares outstanding	48.8	50.5	49.3	50.1
Dilutive effect of stock options	0.6	1.5	1.0	1.6
Dilutive effect of restricted common stock and warrants	0.1	0.2	0.1	0.2
Dilutive effect of convertible subordinated notes	8.7	8.7	8.7	8.7
Diluted weighted average common stock and common stock equivalents (denominator)	58.2	60.9	59.1	60.6

Basic earnings per share of common stock	$0.50	$0.37	$1.29	$0.92
Diluted earnings per share of common stock and common stock equivalents	$0.43	$0.32	$1.10	$0.78

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA
(in millions of U.S. dollars)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

Net income	$24.4	$18.8	$63.8	$45.9

Net income	$24.4	$18.8	$63.8	$45.9
Provision for income taxes	13.5	11.0	32.4	25.3
Interest expense	0.9	1.1	3.1	3.1
Depreciation	17.3	18.3	51.4	54.3
Amortization of intangible and other assets	5.9	6.4	14.4	13.7
Share-based compensation	4.2	3.4	12.7	11.5
Adjusted EBITDA	$66.2	$59.0	$177.8	$153.8

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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